China Organic Updates 2007 Revenue Guidance Following Recent Partnership Announcement with Xinmiao

Company Forecasts Record Revenues of Approximately $18 Million with Earnings of $6.7 Million

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has released updated revenue and earnings guidance for calendar year 2007. The Company has raised its previously announced forecast by an additional $2 million to approximately $18 million in revenues for calendar year 2007, representing a 100 % increase over the comparable period the previous year. The Company has also raised projected net income to $6.7 million, representing an approximate 95 % increase over the $3.43 million reported for 2006.

The updated financial forecast follows CNOA's recently announced partnership with Xinmiao Grain Depot, which the Company has projected will generate approximately $1.97 million in 2007, with an approximate net income of $710,000 prior to the conclusion of 2007.

Additionally, the Company has projected that the Xinmiao partnership will generate an additional $5.91 million in revenues and $2.13 million in net income within the first seven months of 2008.

"We feel confident that the Xinmiao partnership will have a significantly positive impact on our previously stated revenue and earnings forecast," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "This updated forecast is a exemplary of our ongoing committed to providing our investors with timely information regarding our strategic accomplishments and expected financial performance to give them every opportunity to make an informed investment decision."

According to CNOA's recent agreement with Xinmiao, Xinmiao will purchase grain from local farmers to provide an initial order of 10,000 tons of processed rice to CNOA to meet ever-increasing demand for its well-known ErMaPao brand of high-quality rice products in the first year. Xinmiao is expected to gradually increase their purchase of grains by 1,000 tons each year bringing the numbers to 11,000 tons in the second year and 12,000 tons in the last year of the agreement.

The agreement is consistent with the Company's committed to expanding operations and increasing earnings and has already set in motion several initiatives to expand capacity and extend its reach into other fast-growing economies in Asia. The Company has posted approximately 100% growth for the trailing four years.

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CNOA's updated projected revenues reflect the Company's high-growth business model that continues to drive China's "Organic Foods Revolution" with a government-supported 40% share of all organic rice products sold. China Organic has set forth a solid, high-growth business model to continue making a significant impact in the growing market for organic foods, which has grown to $13 billion, equal to the U.S. market for organic foods.

In the first quarter of 2007, the Company reported revenues of $4.1 million, up 30 percent from the same period 2006. Gross margins increased to 43.9% with earnings of $1.72 million, or 42% of sales. In 2006 return on assets (ROA) was 59% while return on equity (ROE) was 73%. For 2006, the Company reported revenues of $9 million and earnings of $3.43 million.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. COA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

COA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of COA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

China Organic has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

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To view current stock quotes and news, visit
http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com